Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Second Quarter 2013 Results

Quarterly Adj. EBITDA increases 32% over first quarter, reaches $110 million

Successful execution of cost reduction initiatives leads to improved 2013 guidance

Outlook for U.S. thermal coal market improving

Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/13	6/30/12	6/30/13	6/30/12
Revenues (1)	$766.3	$965.7	$1,503.7	$1,925.9
Income (Loss) from Operations (1)	(36.3)	(596.9)	(87.7)	(569.1)
Net Income (Loss) (2)	(72.2)	(435.5)	(142.3)	(434.3)
Diluted EPS/LPS	(0.34)	(2.05)	(0.67)	(2.05)
Adjusted Net Income (Loss) (2),(3)	(60.5)	(22.1)	(132.4)	(29.7)
Adjusted Diluted EPS/LPS (3)	(0.29)	(0.10)	(0.62)	(0.14)
Adjusted EBITDA (3)	$110.5	$180.9	$194.2	$360.7

(1) Excludes discontinued operations.

(2) Net income attributable to ACI.

(3) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, July 30, 2013 — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $72.2 million, or $0.34 per diluted share, in the second quarter of 2013. Excluding non-cash accretion of acquired coal supply agreements and asset impairment costs, Arch’s second quarter 2013 adjusted net loss was $60.5 million, or $0.29 per diluted share. In the second quarter of 2012, Arch reported an adjusted net loss of $22.1 million, or $0.10 per diluted share.

Arch reported second quarter 2013 revenues of $766 million, representing a decline versus the prior-year quarter and reflective of overall weakness in the metallurgical coal markets compared with the year-ago period. Adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) totaled $110.5 million in the second quarter of 2013 compared with $180.9 million in the second quarter of 2012 and $83.6 million in the first quarter of 2013, representing an increase of 32 percent versus the prior-quarter period. Arch’s second quarter 2013 adjusted EBITDA excludes an asset impairment charge of $20.5 million related to an investment in a clean coal power plant project that was cancelled.

“During the second quarter, we achieved a sequential improvement in our earnings as we continued to manage our business effectively in the face of weak coal market conditions,” said

John W. Eaves, Arch’s president and chief executive officer. “Arch employed strong cost control, particularly in the Powder River Basin and in Appalachia, which positively impacted our per-ton margins. Our cost reduction initiatives are generating results, and we will continue to pursue aggressive cost reductions across all of our operations during the second half of the year.”

As of June 30, 2013, Arch had a total liquidity position of approximately $1.2 billion, with nearly $900 million of that liquidity in the form of cash and short-term investments. The company had no borrowings under its revolving credit facility at June 30, and has no long-term debt maturities until August 2016.

“Looking ahead, we remain sharply focused on further reducing discretionary operating costs and capital expenditures across the organization, pursuing non-core asset sales and managing our liquidity closely,” said Eaves. “To that end, we are reducing our full year 2013 cost guidance expectations in every operating region and lowering our annual capital spending levels. We remain committed to successfully managing through this market downturn while continuing to set the stage for value creation for our stakeholders over the long term.”

Key Developments

On June 27, 2013, Arch signed a definitive agreement to sell its wholly-owned subsidiary, Canyon Fuel Company, LLC (“Canyon Fuel”), to Bowie Resources for $435 million. The sale includes the Sufco and Skyline longwall mines and the Dugout Canyon continuous miner operation as well as approximately 105 million tons of bituminous coal reserves in Utah.

“We are taking the right steps to weather this downturn and emerge as an even stronger player when the market rebounds,” said Eaves. “Beyond exercising cost and capital restraint, we are executing our strategy to divest non-core thermal assets, such as Canyon Fuel. This sale pulls forward multiple years of expected cash flows, reduces our future capital outlays and greatly enhances our financial flexibility.”

As a result of the sale of its Utah operations, Arch expects to achieve cumulative capital and administrative cost savings of more than $200 million from 2014 through 2017. This projected future spending would be required to sustain current production levels in the region. Upon closing, which is expected during the third quarter of 2013, Arch will receive gross cash proceeds of $435 million. After adjustments, the company expects to record a pre-tax gain of approximately $120 million related to the sale of Canyon Fuel.

“The divestiture of Canyon Fuel will streamline Arch’s asset portfolio and allow us to focus our resources on the most value-enhancing parts of our business,” said Eaves. “Those elements include optimizing a strong Powder River Basin franchise, building out and upgrading our Appalachian metallurgical coal platform and maintaining low-cost thermal coal assets to serve both the domestic and export coal markets.”

Core Values

Arch continued to deliver strong safety and environmental performances in the second quarter of 2013. Arch’s lost-time safety incident rate for the first half of 2013 was more than four times better than the national coal industry average and represented a 16 percent improvement over the company’s incident rate during the same period last year. Arch also improved its environmental compliance record during the first six months of 2013 compared with the prior-year period.

Arch’s operations were honored with five regional and statewide safety and environmental awards during the second quarter of 2013. The Rocky Mountain Coal Mining Institute honored Coal Creek, Dugout and Sufco with top awards for their outstanding safety records during 2012. In addition, the Skyline and Sufco mines in Utah received 2013 Earth Day Awards for their continued excellence in environmental performance.

“We congratulate our mine personnel for continuing to earn external recognition for outstanding safety and environmental performances in the second quarter, and we also want to recognize the eight operations and facilities that attained A Perfect Zero — a dual goal of operating without a reportable safety incident or SMCRA environmental violation — between April and June,” said Paul A. Lang, Arch’s executive vice president and chief operating officer. “These achievements reflect our ongoing commitment to operating safely and responsibly, and I commend the hard work and focus of our employees.”

Operational Results

“Arch continued to decrease costs during the second quarter of 2013 and achieved lower cash costs per ton in several operating regions compared with the first quarter,” said Lang. “Going forward, we believe our operations can continue to maintain and build on the strong cost performance demonstrated in the first half of the year.”

	Arch Coal, Inc.
	2Q13	1Q13	2Q12

Tons sold (in millions)	35.0	34.1	31.5
Average sales price per ton	$22.34	$21.66	$28.44
Cash cost per ton	$18.57	$18.02	$22.42
Cash margin per ton	$3.77	$3.64	$6.02
Total operating cost per ton	$21.90	$21.46	$26.57
Operating margin per ton	$0.44	$0.20	$1.87

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating results include Canyon Fuel subsidiary.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

For a description of adjustments, refer to the regional schedule at http://investor.archcoal.com

Second quarter 2013 consolidated cash margin per ton increased approximately 4 percent compared with the first quarter, benefitting from increased shipments and strong cost control in the company’s Powder River Basin and Appalachian segments. Consolidated sales price per ton and consolidated cash cost per ton increased slightly over the same time period measured, primarily due to a larger percentage of Appalachian tons in the company’s overall volume mix.

	Powder River Basin
	2Q13	1Q13	2Q12

Tons sold (in millions)	27.1	26.6	21.8
Average sales price per ton	$12.56	$12.68	$13.65
Cash cost per ton	$10.47	$10.65	$11.01
Cash margin per ton	$2.09	$2.03	$2.64
Total operating cost per ton	$12.02	$12.24	$12.71
Operating margin per ton	$0.54	$0.44	$0.94

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Powder River Basin, second quarter 2013 cash margin per ton increased 3 percent compared with the first quarter due to the impact of higher sales volumes and strong cost control. Average sales price per ton declined slightly over the same period, mainly driven by lower pricing on market-based tons. The decline in average sales price per ton was more than offset by a 2 percent decline in cash cost per ton, largely driven by cost containment efforts and the impact of higher shipment levels.

	Appalachia
	2Q13	1Q13	2Q12

Tons sold (in millions)	4.0	3.4	5.2
Average sales price per ton	$74.18	$74.76	$85.45
Cash cost per ton	$65.70	$67.16	$67.78
Cash margin per ton	$8.48	$7.60	$17.67
Total operating cost per ton	$79.56	$83.50	$81.85
Operating margin per ton	$(5.38)	$(8.74)	$3.60

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In Appalachia, Arch earned a cash margin of $8.48 per ton in the second quarter of 2013, an increase of 12 percent versus the first quarter. Second quarter 2013 sales volumes rose nearly 18 percent compared with the first quarter, due to an increase in metallurgical and thermal shipments. Average sales price per ton declined slightly over the same time period, reflecting lower prices on thermal tons. Cash cost declined $1.46 per ton in the second quarter of 2013 versus the prior-quarter period, due to strong cost control and the impact of higher volume levels.

	Western Bituminous Region
	2Q13	1Q13	2Q12

Tons sold (in millions)	3.2	3.5	4.0
Average sales price per ton*	$35.87	$35.53	$33.35
Cash cost per ton*	$25.18	$24.12	$24.25
Cash margin per ton	$10.69	$11.41	$9.10
Total operating cost per ton*	$30.25	$29.07	$28.88
Operating margin per ton	$5.62	$6.46	$4.47

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.

Operating results include Canyon Fuel subsidiary.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Western Bituminous Region, Arch recorded a second quarter 2013 cash margin of $10.69 per ton compared with $11.41 per ton in the first quarter. Sales volumes decreased slightly in the second quarter of 2013 versus the first quarter mainly on lower export sales, while average sales price per ton increased slightly due to a favorable mix of customer shipments. Cash cost per ton increased 4 percent over the same time period, driven by the impact of lower sales volumes and planned higher maintenance costs.

Market Trends

Arch believes currently depressed metallurgical coal market trends are unsustainable over the long term. Global crude steel production is forecasted to increase 35 percent between 2012 and 2020, reaching 2 billion tonnes by the end of the decade. Increased utilization at existing steel plants and the projected build-out of new steel capacity will drive future metallurgical coal demand. Moreover, capital spending for future metallurgical coal supply projects is being curtailed and supply rationalization at existing metallurgical coal operations is underway.

“Even with a near-term cautious outlook on global metallurgical coal markets, we’re confident that supply will decline and demand will rebound over time,” said Eaves. “Metallurgical coal output and capital spending levels industrywide are in the process of significant rationalization, setting the stage for the next market upswing as global economies begin to improve.”

The outlook for U.S. thermal coal is improving. Year-to-date through May 2013, domestic coal use for power generation has increased 10 percent compared with the same period last year. For 2013, Arch expects thermal coal consumption in the U.S. to rise by 50 million tons versus 2012 levels. Moreover, according to Mine Safety and Health Administration data, U.S. coal production has declined more than 20 million tons year-to-date through June 2013. Increased demand and decreased supply are reducing coal stockpiles at U.S. power generators. Internal estimates suggest that customer coal stockpile levels declined to roughly 170 million tons at the end of June 2013, representing a 15 million ton reduction since the beginning of the year.

Arch’s outlook for global thermal coal markets remains constructive despite current price softness. Arch expects that U.S. coal exports will remain above 100 million tons in 2013 but will not keep pace with levels shipped in the first half of the year. “We are seeing the beginnings of a rebound in domestic thermal coal markets,” said Eaves. “Additionally, higher coal consumption trends across Europe should be incrementally positive for U.S. coal producers, with higher thermal coal imports projected in Germany and in the U.K. in particular. These trends should continue to support U.S. exports into the seaborne coal trade over time.”

Company Outlook

Arch currently expects thermal sales volumes, including volumes from Canyon Fuel, to be in the range of 130 million to 137 million tons for 2013. The company has lowered its metallurgical sales forecast, and now expects to ship between 7.7 million and 8.3 million tons into metallurgical coal markets during 2013.

“Given recent metallurgical market dynamics, we have idled two contract mines at Cumberland River during the second quarter and have elected to push back the longwall start-up at Leer until late in the fourth quarter,” said Eaves. “These decisions have resulted in lowering our overall metallurgical coal sales expectations for 2013.”

For full year 2013, Arch also has reduced its annual cash cost per ton guidance range in each of the company’s operating regions. In addition, Arch has further reduced its forecasted capital expenditures by approximately $20 million for the full year, and now expects to spend between $280 million and $310 million for 2013.

“We will continue to focus on the things we can control during the downturn, while carefully positioning ourselves for the market rebound,” added Eaves. “We have significantly curtailed capital spending, diligently reduced costs and further streamlined our diversified asset portfolio. Moreover, since the market downturn began in late 2011, we have significantly increased our overall liquidity, with an ample cash position to use for future debt reduction as coal markets improve.”

	2013						2014
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions tons)
Thermal	130.0	-	137.0
Met	7.7	-	8.3
Total	137.7	-	145.3

Powder River Basin
Committed, Priced			105.8			$12.91	71.3	$13.53
Committed, Unpriced			6.2				15.6
Total Committed			112.0				86.9
Average Cash Cost				$10.45	-	$10.85

Western Bituminous
Committed, Priced			13.5			$36.91	8.3	$40.69
Committed, Unpriced			1.1				0.2
Total Committed			14.6				8.5
Average Cash Cost				$24.00	-	$26.00

Appalachia
Committed, Priced Thermal			7.1			$62.75	2.7	$55.68
Committed, Unpriced Thermal			0.2				0.3
Committed, Priced Metallurgical			6.6			$90.60	0.2	$78.89
Committed, Unpriced Metallurgical			0.4				0.7
Total Committed			14.3				3.9
Average Cash Cost				$65.50	-	$69.50

Illinois Basin
Committed, Priced			2.1			$42.50	1.7	$42.33
Average Cash Cost				$33.50	-	$35.00

Corporate (in $ millions)
D,D&A				$480	-	$510
S,G&A				$130	-	$138
Interest Expense				$360	-	$370
Capital Expenditures				$280	-	$310

A conference call regarding Arch Coal’s second quarter 2013 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers in 25 countries on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)

Revenues	$766,332	$965,685	$1,503,702	$1,925,922

Costs, expenses and other operating
Cost of sales	656,198	799,558	1,305,941	1,605,817
Depreciation, depletion and amortization	111,085	124,536	221,278	255,689
Amortization of acquired sales contracts, net	(2,209)	(4,451)	(5,019)	(18,468)
Change in fair value of coal derivatives and coal trading activities, net	(9,008)	(32,054)	(7,700)	(35,667)
Asset impairment and mine closure costs	20,482	525,583	20,482	525,583
Goodwill impairment	—	115,791	—	115,791
Selling, general and administrative expenses	34,302	35,178	67,511	66,039
Other operating income, net	(8,239)	(1,563)	(11,081)	(19,766)
	802,611	1,562,578	1,591,412	2,495,018

Loss from operations	(36,279)	(596,893)	(87,710)	(569,096)

Interest expense, net
Interest expense	(94,756)	(78,728)	(189,830)	(153,500)
Interest and investment income	1,216	1,088	4,052	2,109
	(93,540)	(77,640)	(185,778)	(151,391)

Other nonoperating expense
Net loss resulting from early retirement and refinancing of debt	—	(19,042)	—	(19,042)

Loss from continuing operations before income taxes	(129,819)	(693,575)	(273,488)	(739,529)
Benefit from income taxes	(49,468)	(251,119)	(108,821)	(282,974)
Loss from continuing operations	(80,351)	(442,456)	(164,667)	(456,555)
Income from discontinued operations, net of tax impact	8,145	7,032	22,412	22,540
Net loss	(72,206)	(435,424)	(142,255)	(434,015)
Less: Net income attributable to noncontrolling interest	—	(65)	—	(268)
Net loss attributable to Arch Coal, Inc.	$(72,206)	$(435,489)	$(142,255)	$(434,283)

Diluted EPS - Loss from continuing operations	$(0.38)	$(2.09)	$(0.78)	$(2.15)

Diluted EPS - Net loss attributable to Arch Coal, Inc.	$(0.34)	$(2.05)	$(0.67)	$(2.05)

Diluted weighted average shares outstanding	212,082	212,048	212,072	211,868

Dividends declared per common share	$0.03	$0.03	$0.06	$0.14

Adjusted EBITDA (A)	$110,549	$180,921	$194,179	$360,748

Adjusted diluted loss per share	$(0.29)	$(0.10)	$(0.62)	$(0.14)

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$644,205	$784,622
Restricted cash	1,085	3,453
Short term investments	248,464	234,305
Trade accounts receivable	264,692	247,539
Other receivables	71,846	84,541
Inventories	356,653	365,424
Prepaid royalties	8,970	11,416
Deferred income taxes	67,350	67,360
Coal derivative assets	31,261	22,975
Other	60,811	92,469
Total current assets	1,755,337	1,914,104

Property, plant and equipment, net	7,231,221	7,337,098

Other assets
Prepaid royalties	91,130	87,773
Goodwill	265,423	265,423
Equity investments	232,758	242,215
Other	154,860	160,164
Total other assets	744,171	755,575
Total assets	$9,730,729	$10,006,777

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$232,433	$224,418
Coal derivative liabilities	542	1,737
Accrued expenses and other current liabilities	307,089	318,018
Current maturities of debt	23,842	32,896
Total current liabilities	563,906	577,069
Long-term debt	5,078,634	5,085,879
Asset retirement obligations	414,860	409,705
Accrued pension benefits	66,903	67,630
Accrued postretirement benefits other than pension	46,358	45,086
Accrued workers’ compensation	79,004	81,629
Deferred income taxes	565,047	664,182
Other noncurrent liabilities	205,103	221,030
Total liabilities	7,019,815	7,152,210

Stockholders’ equity
Common Stock	2,141	2,141
Paid-in capital	3,032,626	3,026,823
Treasury stock, at cost	(53,848)	(53,848)
Accumulated deficit	(259,032)	(104,042)
Accumulated other comprehensive loss	(10,973)	(16,507)
Total stockholders’ equity	2,710,914	2,854,567
Total liabilities and stockholders’ equity	$9,730,729	$10,006,777

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2013	2012
	(Unaudited)
Operating activities
Net loss	$(142,255)	$(434,015)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	237,668	272,834
Amortization of acquired sales contracts, net	(5,019)	(18,468)
Amortization relating to financing activities	12,346	8,948
Prepaid royalties expensed	9,251	16,551
Employee stock-based compensation expense	5,804	7,014
Asset impairment and mine closure costs	20,482	501,942
Goodwill impairment	—	115,791
Net loss resulting from early retirement of debt and financing activities	—	19,042
Changes in:
Receivables	(3,909)	52,291
Inventories	8,771	(80,199)
Coal derivative assets and liabilities	(11,122)	(37,985)
Accounts payable, accrued expenses and other current liabilities	(4,062)	(64,965)
Income taxes, net	(29)	22,869
Deferred income taxes	(102,172)	(272,094)
Other	26,291	(14,248)
Cash provided by operating activities	52,045	95,308

Investing activities
Capital expenditures	(169,064)	(202,073)
Minimum royalty payments	(10,162)	(8,634)
Proceeds from dispositions of property, plant and equipment	5,080	22,551
Proceeds from sale-leaseback transactions	34,919	—
Purchases of short term investments	(61,870)	—
Proceeds from sales of short term investments	47,097	—
Investments in and advances to affiliates	(8,142)	(9,292)
Change in restricted cash	2,368	4,582
Cash used in investing activities	(159,774)	(192,866)

Financing activities
Proceeds from issuance of term loan	—	1,386,000
Payments on term note	(8,250)	—
Payments to retire debt	(255)	(452,654)
Net decrease in borrowings under lines of credit	—	(391,300)
Net payments on other debt	(11,448)	(11,164)
Debt financing costs	—	(34,381)
Dividends paid	(12,735)	(29,696)
Proceeds from exercise of options under incentive plans	—	5,131
Cash provided by (used in) financing activities	(32,688)	471,936

Increase (decrease) in cash and cash equivalents	(140,417)	374,378
Cash and cash equivalents, beginning of period	784,622	138,149

Cash and cash equivalents, end of period	$644,205	$512,527

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)

Term loan ($1.63 billion face value) due 2018	$1,620,526	$1,627,384
8.75% senior notes ($600.0 million face value) due 2016	592,084	590,999
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	361,200	360,042
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	28,666	40,350
	5,102,476	5,118,775
Less: current maturities of debt	23,842	32,896
Long-term debt	$5,078,634	$5,085,879

Calculation of net debt
Total debt	$5,102,476	$5,118,775
Less liquid assets
Cash and cash equivalents	644,205	784,622
Short term investments	248,464	234,305
	892,669	1,018,927
Net debt	$4,209,807	$4,099,848

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.  Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30,
	2013			2012
	Continuing Operations	Discontinued Operations	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Income (loss)	$(80,351)	$8,145	$(72,206)	$(442,456)	$7,032	$(435,424)
Income tax (benefit) expense	(49,468)	1,603	(47,865)	(251,119)	877	(250,242)
Interest expense, net	93,540	8	93,548	77,640	—	77,640
Depreciation, depletion and amortization	111,085	7,714	118,799	124,536	8,332	132,868
Amortization of acquired sales contracts, net	(2,209)	—	(2,209)	(4,451)	—	(4,451)
Asset impairment and mine closure costs	20,482	—	20,482	525,583	179	525,762
Goodwill impairment	—	—	—	115,791	—	115,791
Other nonoperating expenses	—	—	—	19,042	—	19,042
Net income attributable to noncontrolling interest	—	—	—	(65)	—	(65)
Adjusted EBITDA	$93,079	$17,470	$110,549	$164,501	$16,420	$180,921

	Six Months Ended June 30,
	2013			2012
	Continuing Operations	Discontinued Operations	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Income (loss)	$(164,667)	$22,412	$(142,255)	$(456,555)	$22,540	$(434,015)
Income tax (benefit) expense	(108,821)	6,325	(102,496)	(282,974)	11,653	(271,321)
Interest expense, net	185,778	21	185,799	151,391	—	151,391
Depreciation, depletion and amortization	221,278	16,390	237,668	255,689	17,145	272,834
Amortization of acquired sales contracts, net	(5,019)	—	(5,019)	(18,468)	—	(18,468)
Asset impairment and mine closure costs	20,482	—	20,482	525,583	179	525,762
Goodwill impairment	—	—	—	115,791	—	115,791
Other nonoperating expenses	—	—	—	19,042	—	19,042
Net income attributable to noncontrolling interest	—	—	—	(268)	—	(268)
Adjusted EBITDA	$149,031	$45,148	$194,179	$309,231	$51,517	$360,748

Adjusted net loss and adjusted diluted loss per share

Adjusted net loss and adjusted diluted loss per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net loss and adjusted diluted loss per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net loss and adjusted diluted loss per share should not be considered in isolation, nor as an alternative to net loss or diluted loss per common share under generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)
Net loss attributable to Arch Coal	$(72,206)	$(435,489)	$(142,255)	$(434,283)

Amortization of acquired sales contracts, net	(2,209)	(4,451)	(5,019)	(18,468)
Asset impairment and mine closure costs	20,482	525,762	20,482	525,762
Goodwill impairment	—	115,791	—	115,791
Other nonoperating expenses	—	19,042	—	19,042
Tax impact of adjustments	(6,578)	(242,773)	(5,567)	(237,587)

Adjusted net loss attributable to Arch Coal	$(60,511)	$(22,118)	$(132,359)	$(29,743)

Diluted weighted average shares outstanding	212,082	212,048	212,072	211,868

Diluted loss per share attributable to Arch Coal	$(0.34)	$(2.05)	$(0.67)	$(2.05)

Amortization of acquired sales contracts, net	(0.01)	(0.02)	(0.02)	(0.09)
Asset impairment and mine closure costs	0.10	2.48	0.10	2.48
Goodwill impairment	—	0.55	—	0.55
Other nonoperating expenses	—	0.09	—	0.09
Tax impact of adjustments	(0.04)	(1.15)	(0.03)	(1.12)
Adjusted diluted loss per share	$(0.29)	$(0.10)	$(0.62)	$(0.14)